U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
Form 4
STATEMENT OF CHANGES IN
 BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.	Name and Address of Reporting Person

		Babbitt, Gary D.
		877 W. Main Street, Suite 1000
		Boise, ID  83702

2.	Issuer Name and Ticker or Trading Symbol

		United States Antimony Corporation (UAMY)

3.	IRS or Social Security Number of Reporting Person
 	(Voluntary)

4.	Statement for Month/Year

		August 2001

5.	If Amendment, Date of Original (Month/Year)

		N/A

6.	Relationship of Reporting Person to Issuer
	(Check all applicable)

		[X ]  Director
		[    ]  10% Owner
		[__]  Officer (give title below)
		[__]  Other (specify below)


7.	Individual or Joint/Group Filing (check applicable)

		[ X ]  Form filed by One Reporting Person
		[__]  Form filed by More than One Reporting Person


TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED


1.	Title of Security (Instr. 3)

		Common Stock

2.	Transaction Date (Month/Day/Year)

		7/11/01


3.	Transaction Code (Instr. 8)

		P

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

		Amount		(A) or (D)		Price

		45,000			A			$.20


5.	Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

		50,967

6.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)

		D
7.	Nature of Indirect Beneficial Ownership (Instr. 4)


TABLE II - DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

		Common Stock Warrants

2.	Conversion or Exercise Price of Derivative Security

		$.35 per share

3.	Transaction Date (Month/Day/Year)

		7/11/01

4.	Transaction Code (Instr. 8)

		P

5.	Number of Derivative Securities Acquired (A) or Disposed
	of (D) (Instr. 3, 4 and 5)

		Amount		(A) or (D)
		22,500			A

6.	Date Exercisable and Expiration Date (Month/Day/Year)
		Date Exercisable		Expiration Date
		7/11/01			7/11/04

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)
		Title			Amount of Number of Shares
		Common			22,500

8.	Price of Derivative Security (Instr. 5)

		Warrants issued in conjunction with acquisition of 45,000 Common at $.20/share (as reported under Table I)

9.	Number of Derivative Securities Beneficially Owned at
	End of Month (Instr. 4)

		22,500

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

		D

11.	Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:


Date:  September 7, 2001
						Gary D. Babbitt
						________________________________________
						Signature of Reporting Person